Exhibit 10.1

Bruker Corporation

2017 Short-Term Incentive Compensation Program

Program Objectives

The 2017 Bruker Corporation (“Bruker” or the “Company”) Short-Term Incentive Compensation Program (the “ICP” or “Program”) is designed to reward management employees and key personnel for performance that contributes significantly to the Company’s growth and financial success.

The Program is designed to reward several layers of success at the Bruker Corporate, Group, Divisional, Business Unit, functional, and individual levels, while maintaining a focus on significant improvement over prior year results.  Incentive Awards under this Program are granted as “Cash-Based Awards” pursuant to and in accordance with the terms of the Bruker Corporation 2016 Incentive Compensation Plan (the “2016 Plan”).

Eligibility

Select executive and key employees in the Company are eligible to participate in the Program, as the Company may determine at its discretion. Sales commissioned employees and employees participating in any other cash-based incentive plan are not eligible to participate in the ICP. Employees participating in this ICP are generally not eligible to participate in any other cash-based incentive plan.

The Incentive Award for any employee who becomes eligible to participate in the Program after the beginning of the Performance Period shall be pro-rated based on their participation date. Employees must become eligible prior to November 15th in order to participate. Participants must be active employees on payroll on the payout date to receive an Incentive Award. To be eligible to receive any Incentive Award under the Program, the employee must be considered in good standing as determined by the Company in its sole discretion and may not be on a performance improvement plan.

Incentive Targets and Awards

Each Participant shall have a pre-determined Incentive Target, typically expressed as a percentage of the individual’s base salary. Additionally, the conditions to achieve the Incentive Target shall also be pre-determined.  Achievement of a Participant’s Incentive Target typically depends on a combination of Company or business achievement of financial goals and individual objectives, with weightings assigned to each based on Company discretion and Participant level in the organization. Incentive Award payouts are calculated and paid annually based on Company and individual performance relative to the goals, such that actual Incentive Award payouts can be below, at, or above the Incentive Target.

For purposes of this Program, financial goals may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis and may include the following metrics or variations thereof: earnings per share (EPS); pre-tax or after-tax net income; operating income or profit; cash flow; gross or net revenues; gross or net sales; costs (including cost reductions); margins; units sold; market share; stock price; total shareholder return; return on sales, assets, equity, capital or investment; earnings before deducting one or more of interest, taxes, depreciation and amortization; capital expenditures; working capital; inventory decrease; effective tax rate in one or more jurisdictions; planning for, or completion or implementation of, acquisitions or divestitures of specific product lines, business segments, business units, divisions or subsidiaries; or other balance sheet or income statement objectives approved by the Compensation Committee (the “Committee”).

Performance measures may be set at the consolidated level, segment level, division level, group level, or business unit level. Additionally, performance measures may be measured either annually or cumulatively over a period of years, and on an absolute basis or relative to pre-established targets, a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

Differences in weightings of financial goals, or the financial goals themselves, may exist between the Corporate and Group/Divisional financial metrics to reflect organizational scope, responsibility, and shareholder expectations.  Each of the metrics may also be weighted to reflect the relative importance of each of the goals. Participants in the operating groups may have a portion of their financial goals tied to their direct area of responsibility or some other area related to their responsibility (e.g., an organization that is “1-up” from their current direct area of accountability) to encourage teamwork, collaboration, and alignment across the organization.

Basis of Financial Targets

The determination of achievement of financial goals for purposes of Incentive Award calculations will be based upon final audited financial statements for the Performance Period; and, where applicable, the baseline numbers will be the prior year audited financial results as approved by the Company’s Board of Directors.

Incentive Award Achievement and Maximums

Financial Goals

Financial goals have a minimum of 0% payout and no maximum, with payouts determined relative to the achievement of each of the specified performance goals on a linear basis, e.g., 110% performance results in 110% payout for any one financial metric.

Individual Goals

All individual goals will be established with the Participant’s manager and approved by the appropriate executive officer, where appropriate. Individual performance will be assessed based on achievement of individual goals. Payouts will be determined based on the manager’s assessment of individual performance relative to each of the specified goals. Individual performance has a minimum payout of 0% and a maximum payout of 125%.

Total Award Opportunity

Results of the financial goals relative to their respective targets will be multiplied by the corresponding payout percentage tied to the specific level of performance for each goal. Those products will then be added together to derive the final payout percentage for the financial portion of the award.  Results of the individual goals will be used in determining the overall payout for the individual portion of the award.

While there is no maximum on any one particular financial goal, the total Incentive Award payout under the Program, after combining both financial and individual portions, is subject to a maximum payout of 200% of the Participant’s Incentive Target.

Award Payments

Annual Incentive Awards earned under the ICP will be paid shortly after audited results are approved by the Company’s Board of Directors and reported by the Company.  All Incentive Awards payable under the Program are subject to applicable federal, state, and local withholding tax and any such other taxes as may be required.

General Provisions

The terms and conditions of the Program are subject to the provisions of the 2016 Plan. The Committee is responsible for approving the Program, Incentive

Targets, and other metrics thereof, and for administering the Program in accordance with and subject to the terms and conditions of the 2016 Plan. The Committee shall have full and sole authority to interpret the Program, to establish and amend rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Program, unless otherwise delegated to the Company’s CEO and CFO.

All Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code shall be granted and administered consistent with such intent.

The Company reserves the right to amend, modify, suspend or terminate the Program at any time solely in its discretion with or without notice to Participants.

Nothing contained herein shall in any way alter the nature of employment at the Company or constitute a contract of employment or in any way be construed to confer on the Participant any right to continue as a participant in the 2016 Plan or the Program or as an employee of the Company or any subsidiary of the Company.

The Committee may, in its sole discretion and in accordance with and subject to the terms of the 2016 Plan, adjust Incentive Targets to take into account the effects of any Extraordinary Items.   “Extraordinary Items” means unusual or nonrecurring events affecting the Company or the financial statements of the Company, such as, but not limited to, (a) effects of changes in foreign exchange, (b) an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee thereof, (c) a material litigation judgment or settlement, (d) effects of mergers, acquisitions, divestitures, spin-offs, consolidation, acquisition of property or stock, reorganizations, restructuring charges, or joint ventures, or (e) changes in applicable laws, regulations, or accounting principles.

After the Performance Period has ended, the Participant will be entitled to receive a payout based on the value of the Incentive Award earned by the Participant over the Performance Period, taking into account the extent to which the corresponding performance goals were achieved. Notwithstanding the foregoing, if an employee resigns voluntarily, or is terminated for performance reasons or for violation of Company policies prior to the time of the Incentive Award payout, he/she will not be eligible to receive any portion of the Incentive Award. If an employee (other than a “covered employee” (as such term is defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code)) is terminated involuntarily for reasons other than performance or violation of Company policies prior to the end of a Performance

Period, the Company may, in its sole discretion, determine whether to pay any portion of the Incentive Award, taking into account such things as individual performance and length of time the employee performed in the designated role during the Performance Period. If a covered employee is terminated involuntarily for reasons other than performance or violation of Company policies prior to the end of a Performance Period, then only if and to the extent the Committee determines after the end of the Performance Period that the performance conditions of the Incentive Award have been satisfied and that payment would satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code, the Covered Employee will be entitled to payment of a pro rata portion of the Incentive Award based on that portion of the Performance Period completed prior to the date of such termination.

The payment of Incentive Awards pursuant to the achievement of the qualitative goals is subject to the satisfaction of minimum performance expectations, as determined by the Company’s CEO or CFO.  Such minimum performance expectations include, without limitation, compliance with the Company’s Code of Conduct and other policies.

In the event the CEO or CFO determine, in their sole respective discretion, that a Participant’s performance has failed to meet the minimum standard of performance reasonably expected of such Participant, the Participant will receive only such portion of his or her qualitative Incentive Awards calculated as payable in respect of such goals, or none of such qualitative Incentive Awards, as may be so determined by the CEO or the CFO, or, in the case of the CEO and CFO, by the Committee.

In addition, in the event such failure to achieve minimum performance expectations is due to a material violation of the Code of Conduct or other Company policies which fall within the Participant’s area of responsibility, the ability of the CEO, CFO or Committee to reduce or eliminate the qualitative Incentive Awards calculated as payable in respect of such goals shall be extended to and include the ability to eliminate or reduce the payment of amounts calculated as payable pursuant to the achievement of the quantitative goals.

Payments made to any Participant pursuant to an Incentive Award shall be subject to clawback: (1) to the extent of the excess of what would have been paid to the participant under a Restatement (as defined below), (2) in the event that a Participant, during employment or other service covered by this Program, shall engage in activity detrimental to the business of the Company, (3) as required by any clawback policy implemented by the Company, or (4) as otherwise required by any provision of any law, government rule or regulation, or stock exchange listing requirement. For the purposes of the Program, “Restatement” means, with respect to any payment under an Incentive Award, a restatement of previously filed financial statements that is required to be prepared and filed at any time during the three-year period following such payment due to material noncompliance of the Company with any financial reporting requirements under the United States federal securities laws.

All interpretations and determinations, including determinations of the amount of Incentive Awards due any Participant, made by the Committee or its delegate(s) shall be final and binding on all persons.

The Company shall have the right to withhold from any amount payable hereunder any amount it reasonably determines is sufficient to satisfy all federal, state and local or non-U.S. withholding tax requirements on any Incentive Award under this Program and to take such other action as may be necessary or advisable in the opinion of the Company to satisfy all obligations for withholding of such taxes.

This Program applies to all employees globally, with such adjustments for local law and local business and accounting practices as the Committee may determine.

Notwithstanding other provisions of the Program, in the event of a Change in Control (as defined below) of the Company:

(1)                                 If an Incentive Award is continued or assumed and within the lesser of the expiration of the Performance Period and 24 months following the Change in Control the Company (or its successor) involuntarily terminates the Participant without Cause (as defined below) or the Participant voluntarily terminates for Good Reason (as defined below) then, upon such termination, the Incentive Target payout opportunity under such Incentive Award will be deemed to have been earned on a pro rata basis for that portion of the Performance Period(s) completed as of the effective date of such qualifying termination and will be paid to the Participant within thirty (30) days following such termination, unless the acceleration of payment would result in additional taxes under Section 409A of the Internal Revenue Code.

(2)                                 If an Incentive Award is not continued or assumed, the Incentive Target payout opportunity under such Incentive Award will be deemed to have been earned on a pro rata basis for that portion of the Performance Period completed as of the effective date of such Change in Control and will be paid to the Participant within thirty

(30) days following such Change in Control, unless the acceleration of payment would result in additional taxes under Section 409A of the Internal Revenue Code.

The obligations of the Company under this Program shall be unsecured and unfunded obligations, and to the extent that any Participant acquires a right to receive a payment under this Program, such right shall be no greater than the right of an unsecured general creditor of the Company and no Participant shall have any right, title or interest in any of the assets of the Company or its affiliates.  No assets of the Company or its affiliates shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Program.  Any and all assets of the Company and its affiliates shall be, and remain, the general unpledged, unrestricted assets thereof.

No right or interest of any Participant under the Program and no Incentive Award will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no right or interest of any Participant under the Program and any Incentive Award will be liable for, or subject to, any obligation or liability of such Participant.

This Program, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.

This Program, together with the 2016 Plan, constitutes the entire agreement of the Company with respect to the subject matter thereof and cannot be modified by any oral statement or otherwise except by written action of the Committee.

Definitions

2016 Plan: The Bruker Corporation 2016 Incentive Compensation Plan.

Cause: For purposes of termination of employment following a Change in Control, “Cause” shall mean dishonesty with respect to the Company or any of its affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with Company’s published policies generally applicable to all employees, and conduct materially harmful to the business of the Company or any of its affiliates.

Change in Control:  A “Change in Control” shall be deemed to have occurred under any one or more of the following conditions:

i)                 if, within one year of any merger, consolidation, sale of a substantial part of the Company’s assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors (x) of the Company or (y) of any successor to the Company, or (z) if the Company becomes a subsidiary of or is merged into or consolidated with another corporation, of such corporation (the Company shall be deemed a subsidiary of such other corporation if such other corporation owns or controls, directly or indirectly, a majority of the combined voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors);

ii)              if, as a result of a Transaction, the Company does not survive as an entity, or its shares are changed into the shares of another corporation unless the stockholders of the Company immediately prior to the Transaction own a majority of the outstanding shares of such other corporation immediately following the Transaction;

iii)           if, during the applicable Performance Period, any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than twenty percent (20%) of the then outstanding common stock of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company’s common stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own at least fifty percent (50%) of the Company’s common stock outstanding;

iv)          the dissolution or liquidation of the Company is approved by its stockholders; or

v)             if the members of the Board as of the date  of commencement of the applicable Performance Period (the “Incumbent Board”) cease to represent at least two-thirds of the Board; provided, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by at least two-thirds of the members comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this paragraph (v), treated as though such person were a member of the Incumbent Board.

Committee: The Compensation Committee of Bruker Corporation, as set forth in Section 3 of the 2016 Plan.

Good Reason: Unless otherwise defined in a written Incentive Award, employment, severance or similar agreement between the Participant and the Company, “Good Reason” means, without the Participant’s prior written consent, (i) a material diminution in a Participant’s authority, duties, or responsibilities, (ii) a material breach by the Company or its successor of its obligations to a Participant under any written employment, severance or similar agreement, (iii) a material diminution in the Participant’s base compensation plus incentive compensation opportunity, or (iv) the relocation of the Participant’s primary work location to a location more than 50 miles from the Participant’s primary work location immediately prior to a Change in Control. A Participant may not resign for Good Reason without providing the employer written notice of the grounds that the Participant believes constitute Good Reason within 90 days of the initial existence of such grounds and giving the Company or its successor at least 30 days after such notice to cure and remedy the claimed event of Good Reason.

Incentive Award: The award payout under the Program.

Incentive Target: The incentive opportunity expressed as a percent of the Participant’s base salary.

Participant: A specified employee who has met the eligibility criteria outlined in accordance with the Program.

Performance Period: The period of time for which performance goals are measured for purposes of determining the awards earned under this Program, generally January 1 through December 31.

Program: The Bruker Corporation 2017 Short-Term Incentive Compensation Program.